Exhibit 10.6

SECOND AMENDMENT TO LEASE

RECITALS

This SECOND AMENDMENT TO LEASE (this "Second Amendment") is made and entered into as of this 12th day of July 2023, by and between Troutdale Terrace Limited Partnership, an Oregon limited partnership ("Landlord"), and Cerevast Medical, Inc., a Delaware corporation ("Tenant").

RECITALS

A.            Pursuant to that certain Lease dated June 6, 20 I8 (the "Original Lease") and as amended by that certain First Amendment dated April 8, 2020 (collectively, the "Lease") between SCG North Creek Place, LLC in the role of landlord and Tenant, Tenant currently leases from Landlord that certain premises described as Suite 150 in the building known as North Creek Place located at 12100 NE 195th Street, Bothell, WA 98011 containing 6,729 square feet of rentable area (the "Premises").

B.             In 2021, Troutdale Terrace Limited Partnership acquired the property in which the Premises is located from SCG North Creek Place, LLC, and Troutdale Terrace Limited Partnership succeeded to all of the landlord's right, title, and interest under the Lease.

C.             Capitalized terms used herein but not defined shall have the meanings given to such terms in the Lease.

D.             The Lease by its terms expires on January 31, 2024 and Landlord and Tenant have agreed to extend the Term and to further amend the Lease on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Second Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.              Extension Term. Landlord and Tenant agree the Term is hereby extended for a period of Twenty-four (24) months (the "Extension Term"), and the Extension Term shall commence on February 1, 2024 (the "Extension Term Commencement Date") and expire on January 31, 2026. No such extension shall operate to release Tenant from liability for any amounts owed or defaults which exist under the Lease prior to the Extension Term Commencement Date.

2.              Monthly Base Rent. Prior to the commencement of the Extension Term, Tenant shall continue to pay Monthly Base Rent as provided in the Lease. During the Extension Term, Tenant shall pay Monthly Base Rent to Landlord according to the following schedule:

Period of Extension Term	Monthlv Base Rent
February 1, 2024 to January 31, 2025*	$12,897.25
Febnmrv l, 2025 to Januarv 31, 2026	$13,458.00

*Base Rent for the initial month of the Extension Term (February 2024) shall be abated

3.              Commissions. Landlord and Tenant each represent and warrant that they have not dealt with any broker or fmder in connection with this Second Amendment other than CBRE, Tenant's representative, and Newmark, Landlord's representative. Any renewal commission due by Landlord in connection to this Second Amendment shall be paid pursuant to a separate agreement or agreements, as the case may be. Landlord and Tenant shall each indemnify and hold the other party harmless from all damages, claims, liabilities, or expenses, including reasonable and actual attorneys' fees claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

4.              Tenant Improvement. At Tenant's option, Landlord shall, at Tenant's sole cost, cause the door lock hardware at the main entry to the Premises to be upgraded so that it is consistent with other suites in the Building or otherwise acceptable to Tenant. Tenant shall have the option of applying all, or a portion, of the value of its February 2024 Base Rent abatement ($12,897.25) toward the door lock hardware upgrade costs in lieu of receiving Base Rent abatement. For example, were Tenant to apply $10,897.25 of its February 2024 Base Rent abatement toward the tenant improvement costs, only $2,000.00 of Tenant's February 2024 Base Rent would be abated.

5.              Condition of Premises. Tenant acknowledges that it presently occupies the Premises and is aware of the condition of the Premises. Tenant accepts the Premises "AS-IS" without any express or implied representation or warranties of any kind by Landlord, its manager or its agents, regarding the Premises and Landlord shall not have any obligation to construct or install any tenant improvements or alterations (except as set forth in Section 4 of this Second Amendment) or to pay for any such construction or alterations.

6.              Renewal Option. Provided Tenant is not in default and is current on its obligations, Tenant shall have the option to renew the Lease for one (1) additional three (3) year period (an "Option Term"), commencing on the expiration of the Extension Term, by giving written notice of its election to exercise the Option Term ("Option To Renew"), to be delivered to Landlord no later than six (6) months prior to the expiration of the then current term and no sooner than twelve (12) months prior to the expiration of the then current term. During the Option Term, all terms and conditions of this Lease shall remain in full force and effect, except for the Monthly Base Rent which shall be determined pursuant to the provisions set forth below. Monthly Base Rent for the Option Term shall be equal to the Fair Market Rent (as defined below) for space comparable to the Premises. The timely delivery of the notice exercising the Option to Renew shall be sufficient to make the Lease binding for the Option Term without further act of the parties, and Landlord and Tenant shall then be bound to take the steps required in connection with the determination of Monthly Base Rent as specified below.

With respect to the determination of the Monthly Base Rent for an Option Term, if the parties are unable to agree upon a Monthly Base Rent for an Option Term, then an independent MAI Appraiser (defined below) selected by agreement of the parties within ten (10) days of a request by either party shall prepare a determination of the Fair Market Rent. If within ten (10) business days after being notified of the results of such appraisal, Landlord and/or Tenant elects to reject that determination, then each of the parties shall name an additional independent MAI Appraiser within ten (10) days after such rejection. In the event the appraisers so named together with the originally named appraiser are unable to agree on the Fair Market Rent then the determination shall be the amount agreed upon by the majority of said appraisers and reported to the parties within ten (10) days thereafter. In the event the parties are unable to select the appraiser in the first instance, each shall select one appraiser within ten (10) days after the period for having agreed, and those two appraisers shall select a third appraiser (in absence of agreement as to the selection of said third independent appraiser, such selection shall be made by a mediation process reasonably agreed upon by the parties or in absence of the same, by a court of competent jurisdiction). The costs and expenses of such appraisal, including the fees of the appraiser or appraisers, shall be divided equally between Tenant and Landlord. The determination of the majority of the appraisers as to the Fair Market Rent shall be conclusive upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. For purposes of this Section 13, "MAI Appraisers" shall mean individuals, who are members of the Appraisal Institution and who shall have not less than ten (10) years' experience in appraising office commercial real estate in the Seattle, WA metropolitan area.

The term "Fair Market Rent" for purposes of determining Monthly Base Rent during the Option Term shall mean the Monthly Base Rent generally applicable to similar leases in like buildings for space of comparable size, age, quality of the Premises in the submarket where the Premises is located projected as of the first day of the Option Term, and taking into consideration all concessions, term of lease, type of lease (gross, net, plus utilities), existence of brokerage commission, concessions, and other factors, for a term comparable to the Option Term, at the time the commencement of the Option Term is scheduled to commence, and otherwise subject to the terms and conditions of this Lease that will be applicable during the Option Term.

7.              Preferential Rights. Landlord and Tenant stipulate that Tenant has no preferential rights or options under the Lease, as amended under this Second Amendment, such as any rights of renewal (excepting the Renewal Option set forth in Section 6 of this Second Amendment), expansion, reduction, refusal, offer, purchase, termination, relocation, or any other such preferential rights or options, such rights, if any, originally set forth in the Lease being herby null and void in their entirety and of no further force or effect

8.              Permitted Transfers. Landlord has been made aware that Tenant is party to a conditional merger agreement whereby Tenant may be merged with and acquired by another company. For the avoidance of doubt, the proposed merger shall be a Permitted Transfer under Section 21(F) of the Original Lease provided that (1) Tenant gives Landlord prior written notice of the proposed Permitted Transfer, (2) Tenant is not then in default, and (3) Tenant's successor executes a commercially reasonable form of assumption agreement.

9.              Counterparts. This Second Amendment may be executed in one or more counterparts (sent by email), each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument.

10.            Efficacy of Lease: Conflicts. Except as amended or modified by this Second Amendment, the Lease shall remain in full force and effect. To the extent that there should be any conflict between this Second Amendment and the Lease, the terms set forth in this Second Amendment shall prevail.

Signatures on the following page.

IN WITNESS WHEREOF the undersigned have executed this Second Amendment as of the date set forth above.

TENANT:

By:	/s/ Bradford A. Zakes
Name:	Bradford A. Zakes
Title:	President & CEO
Date:	7/12/2023

LANDLORD:

Troutdale Terrace Limited Partnership, an Oregon limited partnership

By: Troutdale Terrace General Partnership, LLC, an Oregon limited liability company, its General Partner

By: Winkler Development Corporation, an Oregon Corporation, its Manager

By:	/s/ Julia Winkler
Name:	Julia Winkler
Title:	Executive Vice President
Date:	7/21/23

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